Exhibit 99.2


                 WYNN RESORTS ANNOUNCES COMMON STOCK OFFERING

LAS VEGAS - (BUSINESS WIRE) - May 7, 2004 - Wynn Resorts, Limited (Nasdaq:WYNN) announced today that it is commencing a public offering of 7,000,000 shares of its common stock. Deutsche Bank Securities Inc. will act as sole book-running manager of the offering. In addition, J.P. Morgan Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc. will act as co-managers of the offering. Wynn Resorts has granted the underwriters an option to purchase up to an additional 1,050,000 shares to cover over-allotments, if any. The sale is expected to close on Wednesday, May 12, 2004, and is subject to customary conditions.

The net proceeds from the sale of the common stock will be approximately $268.1 million, after deducting underwriting discounts and estimated offering expenses payable by Wynn Resorts. Subject to obtaining necessary consents from the lenders under certain of its existing indebtedness, Wynn Resorts intends to use a portion of the proceeds from the offering to redeem a portion of the outstanding 12% Second Mortgage Notes due 2010 of Wynn Resorts' subsidiaries Wynn Las Vegas, LLC and Wynn Las Vegas Capital Corp. Wynn Resorts intends to use the remaining net proceeds from this offering to help finance the first casino resort to be developed in Macau Special Administrative Region of the People's Republic of China by its subsidiary Wynn Resorts (Macau), S.A., and for general corporate purposes, including possibly financing potential future acquisitions or other investments.

This communication shall not constitute an offer to sell or a solicitation of an offer to buy any securities. Copies of the written prospectus meeting the requirements of the Securities Act of 1933, as amended, may be obtained from Deutsche Bank Securities Inc., Attn: Syndicate, 60 Wall Street, 4th Floor, New York, New York 10005.

This press release contains "forward-looking statements" within the meaning of the federal securities laws. The forward-looking statements in this press release involve risks and uncertainties which could cause actual results to differ from those expressed in or implied by the statements herein. Additional information concerning potential factors that could affect the company's future results is included under the caption "Risk Factors" in Item 1 of Wynn Resorts' annual report on Form 10-K for the year ended December 31, 2003.

SOURCE: Wynn Resorts, Limited

CONTACT:
Wynn Resorts, Limited
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com